EXHIBIT 99.1

Contact:	Gary Smith
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT PROMOTES ROSENTHAL TO CEO

BIRMINGHAM, Ala. (March 10, 2010) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting   goods retailer, today announced that Mickey Newsome, the Company’s Chairman and Chief Executive Officer, will become Executive Chairman of the Company. Jeffry O. Rosenthal, the Company’s President and Chief Operating Officer, has been promoted to President and Chief Executive Officer. Both moves are effective March 15, 2010.

Mickey Newsome, Executive Chairman, stated, “I am pleased to announce Jeff Rosenthal has been named Chief Executive Officer of the Company.  I have worked closely with Jeff over the last 12 years; first in his role as Vice President of Merchandising and Marketing, and most recently as President and COO.  His extraordinary leadership and 29 years experience in the sporting goods industry have been key contributors to the success and growth of Hibbett Sports.  As Executive Chairman, I look forward to working with Jeff as we continue to add value for both our shareholders and our associates."

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate and include statements about adding value for our shareholders and associates.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 31, 2009 and in our quarterly reports on Forms 10-Q filed on June 3, 2009, September 4, 2009 and December 8, 2009.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

END OF EXHIBIT 99.1